Exhibit 10.1
SEPARATION AGREEMENT
    This Separation Agreement (this “Agreement”) is made and entered into as of January 27, 2022, by and between Gregory P. Merk (the “Executive”) and Nordson Corporation (the “Company”). The Company and Executive are sometimes collectively referred to herein as the Parties and individually as a Party. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.
    WHEREAS, Executive and the Company have determined to provide for the termination of Executive’s employment with the Company and its affiliates on the terms and subject to the conditions set forth herein.
    NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:
    1.    Separation. Effective as of January 31, 2022 (the “Separation Date”), Executive’s employment with the Company and its affiliates shall end and Executive shall cease to be an employee and officer of any and all of the foregoing without any further action or notice. In addition, effective as of as the Separation Date, Executive hereby resigns from (a) any and all directorships Executive may hold with the Company’s affiliates and (b) all positions Executive may hold with any other entities for which the Company or its affiliates have requested Executive to perform services. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned on the Separation Date, regardless of when or whether he executes any such documentation.
    2.     Accrued Benefits. The Company will pay and provide to Executive the following payments and benefits:
(a)    Salary and Vacation Pay. Within 30 calendar days after the Separation Date, or such earlier date as required by law, the Company will issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) his accrued but unused vacation pay.
(b)    Expense Reimbursements. Within 30 calendar days following the Separation Date, the Company will reimburse Executive for any reasonable unreimbursed business expenses actually and properly incurred by Executive in connection with carrying out his duties with the Company through the Separation Date in accordance with the Company’s applicable business expense reimbursement policies, which expenses will be submitted by Executive to the Company with supporting receipts and/or documentation no later than 10 calendar days after the Separation Date.
(c)    Other Benefits. Except as otherwise specifically provided in this Agreement, all Company-provided benefits shall cease to accrue on the Separation Date, including but not limited to, accrual of vacation, short or long-term disability leave, pension, retirement and other benefits. To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to Executive any vested amounts or benefits required to be paid or provided or which Executive is eligible to receive under the Company’s (or an affiliate’s) retirement plans or welfare benefit plans, in each case in accordance with the terms, conditions and normal procedures of each such plan and based on accrued and vested benefits through the Separation Date.

3.    Separation Benefits. In consideration of, and subject to and conditioned upon Executive’s timely execution and non-revocation of the Release of Claims attached as Exhibit A to this Agreement and incorporated herein (the “Release”) and the effectiveness of such Release as provided in Section 4 of this Agreement, and provided that Executive has fully complied with his obligations set forth in Section 6 of this Agreement, the Company will pay or provide to Executive the following payments and benefits, consistent with treatment of Executive’s separation as an involuntary termination, which payments and benefits Executive acknowledges and agrees constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement:
(a)    Severance. The Company shall pay to Executive an amount equal to $491,000, which is equivalent to one full year of Executive’s base salary at the rate in effect on the Separation Date, payable in a single lump sum in cash within 30 days following the date that is six months and one day after the Separation Date.
(b)    Pro-Rated Annual Incentive. Executive will be eligible to receive an annual incentive for fiscal 2022 under the Company’s annual incentive program on the same terms as other Company employees, based on actual performance of the Company in fiscal year 2022 relative to applicable performance objectives for the year, without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive, other than discretionary adjustments applicable to all similarly-situated executives who did not terminate employment, and pro-rated for the number of days the Executive is employed during the Company’s 2022 fiscal year through and including the Separation Date. The annual incentive shall be payable in a single lump sum in cash at the same time that payments are made to other participants in the Company’s annual incentive program for the Company’s 2022 fiscal year whose employment is not terminated prior to the end of the fiscal year.
(c)    Cash Payment for COBRA. The Company shall pay to Executive an amount equal to $40,480, which is equivalent to one year of COBRA coverage based on applicable rates in effect as of the Separation Date, payable in a single lump sum in cash within 30 days following the Separation Date.
(d)    Treatment of Equity Awards. Executive’s stock options, restricted shares, restricted share units and performance share awards outstanding under the Company’s applicable equity compensation plans (the “Equity Plans”) as of the Separation Date shall be treated as follows:
(i)    Executive’s outstanding stock options that were granted at least twelve months prior to the Separation Date will continue to vest on the scheduled vesting dates and will remain exercisable thereafter until the earlier of (A) the fifth anniversary of the Separation Date or (B) the tenth anniversary of the grant date of the applicable stock option award;
(ii)    Executive’s outstanding restricted shares and restricted share units that were granted at least twelve months prior to the Separation Date, other than the special, one-time continuation award of restricted share units that was granted on November 24, 2020 (the “Continuation Award”), will vest on a pro-rated basis, determined based on the ratio of (A) the number of full months of employment in the period from the grant date of the applicable award through the Separation Date to (B) the number of full months in the applicable restriction period; and
(iii)    Executive’s outstanding performance share units (which, for purposes of clarity, shall not include the Continuation Award) will vest, to the extent (if any) earned based on actual performance results during the full performance period of the applicable award, on a pro-rated basis, determined based on the ratio of (A) the number of days of employment in the period from the grant date of the applicable award through the Separation Date to (B) the number of days in the applicable performance period.
Except as otherwise provided above in this Section 3(d), Executive’s equity awards will be treated in accordance with the terms and conditions of the applicable Equity Plans and award agreements. Without limiting the foregoing, and for purposes of clarity, in accordance with their terms, the Continuation Award and any unvested stock options, restricted shares, and restricted share units granted to Executive less than twelve months prior to the Separation Date will be forfeited without further action or notice on the Separation Date.
(e)    Outplacement. The Company shall, at its sole expense as incurred, provide Executive with outplacement services from a recognized outplacement service provider selected by the Company for up to six months after the Separation Date, at a total cost to the Company not to exceed $5,000.
(f)    Financial Planning. The Company shall, at its sole expense as incurred, provide Executive with financial and tax planning services from a mutually agreed upon recognized financial and tax planning service provider with respect to the Company’s 2021 and 2022 fiscal years, at a cost to the Company not to exceed $5,000 for each of those two fiscal years.
(g)    Reimbursement of Certain Legal Fees. Provided that, within 90 days after the Separation Date, Executive presents the Company with an invoice showing the total amount of legal fees paid therefor, the Company shall reimburse Executive for his reasonable legal fees incurred in connection with the review of this Agreement, provided that the total amount of such reimbursement shall not exceed $5,000. Any such reimbursement shall be paid within 30 days after presentation of the invoice to the Company.
4.    Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 3 of this Agreement, within 21 calendar days following the Separation Date (the “Release Period”), and in no event earlier than the Separation Date, Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will not be entitled to any payments or benefits under Section 3 of this Agreement.
    5.    No Other Benefits. Executive acknowledges that the payments and benefits provided pursuant to this Agreement will constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and the termination thereof.
    6.    Covenants and Restrictions.
(a)    Confidential Information and Trade Secrets.
(i)    Executive agrees not to use or disclose any Confidential Information following the Separation Date. “Confidential Information” means information possessed by Company, and all of its divisions, subsidiaries, affiliates, and predecessors (collectively, (“Nordson”), owned or controlled by Nordson anywhere in the world. Executive agrees not to use or disclose any Confidential Information about Nordson and its business activities not generally known which is used or is useful in the conduct of Nordson's business, or which confers or tends to confer a competitive advantage over one who does not possess the information. Confidential Information includes trade secrets, know-how, information about existing, new or envisioned Nordson products and processes and their development and performance, any scientific, engineering, or technical information, computer software and firmware, business and financial information, unpublished lists of names, and information relating to manufacturing, purchasing, inventories, data processing, personnel, marketing, sales, pricing, costs and quotations. Confidential Information also includes information received by Nordson from others which Nordson has an obligation to treat as confidential. Executive understands that this provision shall continue to bind Executive only so long as such information remains Confidential Information.
(ii)    Notwithstanding the above obligations, and under the U.S. Defend Trade Secrets Act of 2016 (“DTSA”), Executive understands that Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, under the DTSA, Executive understands that if Executive files a lawsuit for retaliation for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, so long as Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(b)    Non-Competition. Executive agrees that, for a period of one year immediately following the Separation Date, Executive will not, either as principal, agent, consultant, employee or otherwise, render services similar to those Executive rendered to the Company to or on behalf of any person, entity, business or activity that is engaged in, or has taken steps toward engaging in, the development, manufacture, marketing, sale, servicing or provision of any product, process, system or service which is the same or similar to, or otherwise competes with, a product, process, system or service developed, manufactured, marketed, sold, serviced or otherwise provided by Nordson to its customers.
(c)    Non-Solicitation. Executive agrees that, for a period of one year immediately following the Separation Date, Executive will not directly or indirectly, solicit away from Nordson, any person or entity that:
(i)    Is or was a customer of Nordson at any time during the one-year period immediately preceding the Separation Date, and with whom Executive dealt directly or indirectly, and/or about whom Executive had access to Confidential Information, during that same one-year period; and/or
(ii)    Has been actively pursued as a prospective customer of Nordson at any time during the one-year period immediately preceding the Separation Date, and with whom Executive dealt, directly or indirectly, and/or about whom Executive had access to Confidential Information, during that same one-year period, and in respect of whom Nordson has not determined to cease all such pursuit; and/or
(iii)    Is or was an officer, director, employee, independent contractor or agent of Nordson at any time during the one-year period immediately preceding the Separation Date.
(d)    Non-Disparagement. The Parties agree that they will not make or cause to be made any statements or communications that reasonably may have the effect of disparaging,

or of diminishing or damaging the goodwill and reputation, of the other or any of the releasees described in the Release.
(e)    Return of Property and Information. Executive acknowledges that confidential information is the exclusive property of the Company. On or before the Separation Date, or at the request of the Company at any time, Executive shall promptly return to the Company all property then in Executive’s possession, custody or control belonging to the Company, including all Confidential Information. Executive shall not retain any copies of correspondence, memorandum, reports, notebooks, drawings, photographs or other documents in any form whatsoever (including information contained in computer or other electronic memory or on any computer or electronic storage device) relating in any way to the affairs of the Company and which were entrusted to Executive or obtained by Executive at any time during Executive’s employment with the Company.
(f)    Cooperation. Following the Separation Date, Executive will, without any additional compensation or any additional consideration, aside from the payments and benefits provided pursuant to Section 3 of this Agreement, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business, provided that such requests do not unreasonably interfere with any professional responsibilities that Executive may have after the Separation Date. The Parties further agree that, following the Separation Date, Executive will reasonably cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and its affiliates and any claim or action that may be filed against the Company and its affiliates in the future, provided that such cooperation does not unreasonably interfere with any professional responsibilities that Executive may have after the Separation Date. Such cooperation shall include making Executive available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company and its affiliates. The Company agrees to (or to cause one of its affiliates to) pay/reimburse Executive for any approved travel expenses reasonably incurred as a result of Executive’s cooperation with the Company pursuant to this Section 6(f), with any such payments/reimbursements to be made in accordance with the Company’s expense reimbursement policy as in effect from time to time.
7.    Miscellaneous.
(a)    Section 409A. The Parties intend that any payments and benefits under this Agreement either comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or are exempt therefrom, and this Agreement will be interpreted and administered in accordance with such intent. For purposes of Section 409A, each installment paid pursuant to Section 3 of this Agreement shall be treated as a separate payment. The Parties hereby acknowledge and agree that the payments and benefits due to Executive under Section 3 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent required to comply with Section 409A, any payment or benefit under this Agreement that is considered nonqualified deferred compensation subject to Section 409A will be paid no earlier than (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Further, to the extent required to comply with Section 409A, any taxable reimbursements or in-kind benefits provided under this Agreement shall be subject to the following rules: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (y) any reimbursement of an eligible expense shall be paid to the Participant on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (z) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. While the Parties intend for payments and benefits under this Agreement to comply with or be exempt from Section 409A, the Company does not warrant or guarantee that any payments or benefits hereunder will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local, or other tax law, and the Company shall not be liable to Executive for any tax, interest, or penalties Executive may as a result of this Agreement.
(b)    Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, Executive will be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement, and neither the Company nor its affiliates will have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.
(c)    Severability. In construing this Agreement, if any portion of this Agreement will be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement will be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.
(d)    Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.
(e)    Final and Entire Agreement; Amendment. This Agreement, together with the Release, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof, including but not limited to any Employee Invention, Confidentiality and Non-Compete Agreement, or other similar agreement by any other name or title, previously executed by Executive. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.
(f)    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to conflict of laws principles. Each Party (i) agrees that any action shall be brought only in a state or federal court located in the State of Ohio, (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions.
(g)    Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery or via e-mail to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent physical and personal email address on the records of the Company;
If to the Company:
Nordson Corporation
Attn: General Counsel
28601 Clemens Road
Westlake, OH 44145
Tel: 1.440.414.5022
Mobile: 1.440.370.4991
Email: jennifer.mcdonough@nordson.com

or to such other address as either Party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand or e-mail, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.
(h)    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.
(i)    Representation by Counsel. Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of its or his choice prior to the execution of this Agreement. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes. Moreover, the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.
NORDSON CORPORATION
/s/ Shelly M. Peet
By:    Shelly M. Peet
Its:    Executive Vice President, Human Resources

EXECUTIVE
/s/ Gregory P. Merk
Gregory P. Merk

EXHIBIT A
RELEASE OF CLAIMS
This Release of Claims (this “Release”) is made and entered into as of February __, 2022, by and between Nordson Corporation (the “Company”), on behalf of itself, its parents, subsidiaries, and other corporate affiliates, and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the “Company Group”), and Gregory P. Merk (“Executive”).
1.Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of January 31, 2022 (the “Separation Date”).
2.    Payments and Benefits. In consideration of Executive’s execution of and non-revocation of this Release, and compliance with the Separation Agreement, the Company shall pay Executive the separation benefits set forth in Section 3 of the Separation Agreement between Executive and the Company dated January __, 2022 (the “Separation Agreement”).
3.    No Liability. This Release does not constitute an admission by the Company or any of its parents, subsidiaries, affiliates, divisions, officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.
4.    Executive’s Release of the Company. In consideration of the payments and benefits described in Section 2 of this Release, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and the Company Group, and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Company Group’s incentive or equity compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“ADEA”), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner); and (f) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group.
Notwithstanding the foregoing provisions of this Section 4, nothing herein will release the Company Group from (i) any obligation under the Separation Agreement; (ii) any obligation to provide all benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date; (iii) Executive’s rights of advancement, indemnification and directors and officers liability insurance, if any, as applicable and as in effect as of the Separation Date; and (iv) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission and/or the National Labor Relations Board, or any equivalent state or local agency in connection with any claim Executive believes he or he may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company, its affiliates and their respective predecessors and successors in any proceeding that Executive may bring before the Equal Employment Opportunity Commission and/or the National Labor Relations Board or any similar state or local agency or in any proceeding brought by the Equal Employment Opportunity Commission and/or the National Labor Relations Board or any similar state or local agency on Executive’s behalf.
5.    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive in this Release, Executive hereby irrevocably and unconditionally fully and forever waives, releases, and discharges the Releasees from any and all claims, whether known or unknown, from the beginning of time through the date of Executive’s execution of this Release arising under the ADEA, as amended, and its implementing regulations. By signing this Release, Executive hereby acknowledges and confirms that:
(a)    Executive has read this Release in its entirety and understands all of its terms;
(b)    by this Release, Executive has been advised in writing to consult with an attorney of Executive’s choosing as Executive believed was necessary before signing this Release;
(c)    Executive knowingly, freely, and voluntarily agrees to all the terms and conditions set out in this Release including, without limitation, the waiver, release, and covenants contained in it;
(d)    Executive is signing this Release in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled;
(e)    Executive was given at least twenty-one (21) calendar days to consider the terms of this Release and consult with an attorney of Executive’s choice, although Executive may sign it sooner if desired;

(f)    Executive understands that he has seven (7) calendar days after signing this Release to revoke it by delivering notice of revocation to the Company in accordance with Section 7(g) of the Separation Agreement before the end of this seven-day period; and
(g)    Executive understands that the release contained herein does not apply to rights and claims that may arise after Executive signs this Release.
6.    Return of Property. Executive warrants and represents that Executive has surrendered to the Company all documents, materials, and other property of the Company Group and has not photocopied or reproduced such documents. Executive further warrants and represents that Executive has returned to the Company any and all Company Group computer equipment and software, and any and all other equipment of the Company Group in Executive’s possession in good working order and reasonable condition.
7.    Representation of No Pending Action and Agreement Not to Sue. Executive further agrees never to sue any Releasees or cause any Releasees to be sued regarding any matter within the scope of this Release. If Executive violates this Release by suing any Releasees or causing any Releasees to be sued, Executive shall continue to be bound by the release obligations of this Release and shall pay all costs and expenses of defending against the suit incurred by the Releasees, including reasonable attorneys’ fees, unless paying such costs and expenses is prohibited by law.
8.    Right to Engage in Protected Activity. Nothing in this Release is intended to, or shall, interfere with Executive’s rights under the National Labor Relations Act (“NLRA”) and any federal, state, or local civil rights or employment discrimination laws (including, but not limited to, Title VII, the ADA, the ADEA, USERRA, or their state or local counterparts) to file or otherwise institute a charge , to testify, assist or participate in any investigation or proceeding with any appropriate federal, state, or local government agency enforcing the NLRA and/or discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of the non-disparagement or confidentiality clauses of the Employment Agreement. Executive acknowledges that nothing in this Release should be construed to prohibit any form of Section 7 activity under the NLRA, nor is intended to prevent, deter or interfere with employees in the exercise of any employee rights under the NLRA. Similarly, nothing in this Release prohibits the Executive from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Executive further acknowledges that nothing in this Release limits his ability to receive an award for information provided to any government agencies.
9.    Bar. Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any Releasee with respect to any cause, matter or thing which is the subject of the releases under Sections 4 and 5 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.
10.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles. Each party (a) agrees that any action shall be brought only in a state or federal court located in the State of Ohio, (b) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (c) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions.
11.    Revocation. Executive has a period of seven (7) calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company under Section 7(g) of the Separation Agreement, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation those under Section 2 above.
12.    Miscellaneous. This Release is the complete understanding between Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.
13.    Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.
[SIGNATURE PAGE FOLLOWS]

EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS RELEASE. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS RELEASE. EXECUTIVE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY AND RELEASEES FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

IN WITNESS WHEREOF, the parties hereto have each executed this Release as of the date first above written.

NORDSON CORPORATION By: _________________________________ Name: Shelly M. Peet Title: Executive Vice President, Human Resources
EXECUTIVE ______________________________ Gregory P. Merk

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